Exhibit 99.1

NEWS RELEASE

Nabors’ 3Q2013 EPS equals ($0.30) loss from Continuing Operations

Includes charges of $0.50 per share for debt redemption and asset impairments, net of early terminations

Third Quarter Highlights Include:

•                  Awarded 21 new-build contracts with average duration of 3.1 years and contracted revenue of approximately $1.4 billion

•                  Refinanced $785 million in 9.25% 2019 notes at weighted average coupon of 3.5% and 6.2 years maturity

Hamilton, Bermuda, October 22, 2013, - Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2013.  Adjusted income derived from operating activities was $165.9 million for the third quarter, compared to $225.8 million in the third quarter of 2012 and $89.6 million in the second quarter of this year.  Operating cash flow (EBITDA) was $439.3 million for the third quarter, compared to $491.5 million in the same quarter last year and $355.8 million in the second quarter of this year.  These results include early termination payments of $34.3 million that would have been earned in future quarters.

Net loss from continuing operations was $90.5 million ($0.30 per diluted share), compared to income of $64.5 million ($0.22 per diluted share) in the third quarter of 2012 and $28.1 million ($0.08 per diluted share) in the second quarter of 2013.  Operating revenues and earnings from unconsolidated affiliates for this quarter totaled $1.6 billion, compared to $1.5 billion in the same quarter of the prior year and $1.5 billion in the second quarter of 2013.  For the nine months ended September 30, 2013, adjusted income derived from operating activities was $398.6 million, compared to $753.3 million in 2012.  Net income from continuing operations for the nine months ended September 30, 2013 was $29.8 million ($0.08 per diluted share), compared to $100.6 million ($0.35 per diluted share) in 2012.  Operating revenues and earnings from unconsolidated affiliates totaled $4.5 billion for the first nine months of 2013, compared to $5.0 billion for 2012.  The net loss reflected the payment of $208 million in premiums associated with the redemption of $785 million in 9.25% senior unsecured notes due 2019 and $34 million in asset impairments.  The majority of the impairments related to the Company’s US-based coiled tubing fleet, and the remainder reflected certain International surplus components.

Tony Petrello, Nabors’ Chairman and CEO, commented, “The quarter’s results were essentially in line with expectations and marked several significant achievements:

•                  We believe our results reflect the drilling market is stabilizing in the U.S. Lower 48 and the beginning of an extended International up cycle, both views supported by our securing a large number of high-impact, long-term contracts.

•                  The pressure pumping portion of our Completion Services segment recovered nicely from the weather interruptions of the second quarter, but the recovery was significantly offset by losses in Canada and the increasingly competitive coiled tubing market, where we are suspending select operations and impairing the equipment.

•                  Production Services recently finalized a strategic acquisition of the leading fluids management company in California, augmenting our solid well servicing position in this important market.

•                  We sold two non-core operations, the Eagle Ford oil and gas properties and our Peak Oilfield Services business in Alaska.

•                  We refinanced approximately 70% of our high-cost debt, reducing annual interest expense by nearly $45 million, or $0.09 per share.  These notes were tendered at a premium of $208 million, which is more than offset by our asset sales.

•                  The most notable achievement was our 21 new-build rig contract awards.  These awards consist of 11 high-spec land drilling and two 3,000-horsepower platform drilling rigs internationally, and another eight PACE®-X rigs in the U.S. Lower 48.   Nearly all of these rigs should deploy before the end of 2014 and contribute fully in 2015.”

Drilling and Rig Services:

Operating income in the Drilling and Rig Services business line was $161.6 million, representing a sequential increase of approximately $60.8 million.  Operating cash flow of $384.2 million also reflected an increase of $67.6 million compared to the second quarter.  Significant improvements in International, Canada and Canrig, together with the aforementioned early contract terminations in U.S. drilling, more than offset the seasonal declines in the Gulf of Mexico and Alaska.  Peak Oilfield Services results reached their seasonal low and are reported in discontinued operations in light of the pending sale.

International operations showed significant improvement in spite of a flat rig count, resulting from a 16% increase in average margins to $14,397 per rig day.  The increased margins reflect a combination of the full contribution and mix of higher-margin startups, unexpected additional revenue days, and further abatement of the extraordinary costs that have characterized prior periods.  The Company expects these costs to further improve, with full mitigation not expected before the end of 2014.   The long-term outlook for this segment was bolstered substantially by several developments during the quarter, which are expected to have a meaningful impact on results beginning mid-2014.  Among these are 13 new rig awards and the early renewal of 11 existing rig contracts that were expiring in 2014.  These extensions for three additional years bring significantly higher rates and become effective upon the originally scheduled expiration dates.  Together with the nine significant rig awards received in the second quarter, these developments represent an increase in our International backlog of 117 rig years and $2.4 billion in revenue through 2018 and come as a result of the tighter international supply-demand balance and Nabors’ excellent technical and performance reputation.

The Company expects its International segment to post sequentially lower results in the near term attributable to a more normal level of operating days and the likely suspension of several higher margin operations that will impact the next few quarters.  While most of the rigs will likely receive contract extensions or be re-contracted, the Company anticipates some interim remobilization and idle time through the second quarter of 2014.

In North America, Canada drilling results recovered from the seasonally weak second quarter, but remained substantially below the 2012 third quarter.  Wetter weather inhibited activity in the early portion of the quarter, and lower overall industry activity and the attendant weaker margins exerted additional downward pressure.  Although the fourth quarter should show improvement, results are still expected to lag the same period last year.

U.S. Drilling operations improved sequentially, with $34.3 million in early contract termination payments that would have been received in future periods.  As expected, we had seasonally weaker results in Alaska and the Gulf of Mexico, which dampened the essentially flat results in the Lower 48 land operations, excluding the early termination payments.  This unit also recently received awards for eight more PACE®-X rigs from three operators to be deployed in three different basins, with more discussions currently in process.  This will bring the total number of PACE®-X long-term awards to 29 and position these rigs in every U.S. shale basin.  The Company expects a flat fourth quarter for this operation, as stable margins and a higher rig count in the Lower 48 are offset by lower seasonal results in Alaska and the Gulf of Mexico.  The outlook for 2014 should be favorable, despite excess capacity, continuing efficiency improvements and competitive speculative new construction.

Rig Services improved sequentially with additional sales in Canrig, although it was still well below last year’s results for the same period. Order flow has increased, and the Company projects modest improvement in subsequent quarters

Completion &  Production Services

Operating income in the Completion and Production Services business line was $38.9 million, representing a sequential increase of approximately $8.6 million.  Operating cash flow of $90.8 million reflected an increase of $9.3 million compared to the second quarter.  The largest sequential improvement came from the stimulation portion of this business and the seasonal recovery in Canada well servicing.

In Production Services, the seasonal rebound in Canada was partially offset by a more competitive U.S. market, particularly in West and South Texas.  This led to flat pricing and lower volumes, which was most acute in trucking and 24-hour rig work.  The fourth quarter will likely see lower results, with the characteristic shorter daylight work hours and numerous holidays reducing available work days.  The Company remains optimistic about the long-term future for this business despite the short-term erosion in profitability for much of 2013, as transitory activity curtailments by certain large operators led to a more competitive market, primarily in Texas.  All indications are that this situation will normalize as we move into 2014, which will restore the growth trajectory that has characterized this business for the last five years.  This is driven by the steady increase in the quantity and complexity of oil wells in the U.S. at a time of relatively high industry utilization and a depleting quantity of viable rigs to reactivate.

Subsequent to the quarter, this segment completed the acquisition of the leading California fluids trucking company.  This will increase the size of its trucking operation by nearly 40% and provide opportunities to further expand fluids management within California, where the workover and well servicing rig portion of the segment already enjoys a large presence.

In Completion Services, the substantial sequential improvement in stimulation profitability was significantly offset by losses in Canada stimulation and the U.S. coiled tubing operations.  The unprofitable coiled tubing equipment is being mothballed, while the Canada pumping assets are being relocated to more strategic locations in the U.S.  This operation has also shut down several unprofitable support locations and continues to rationalize all elements of its cost structure.  Excess industry capacity, combined with ongoing productivity increases, is limiting any upside for the foreseeable future.  The last of the Company’s long-term contract agreements will expire early in the first quarter, resulting in a decrease in the financial performance of this line in 2014, the magnitude of which depends upon the future utilization of these spreads.  Despite these challenges, Nabors expects to continue generating significant positive cash flow from these operations and invest where there is a clear financial benefit.  For example, the Company will soon deploy its first dual-fuel spread for a key operator in the Northeast U.S. and will deploy a second dual-fuel spread in early 2014.  These conversions will significantly reduce fuel costs, while improving emissions at the well site for the customer.  The Company will also roll out well site dry gel blending and continue to upgrade its control vans, both of which yield technology benefits and cost savings.

Financial Position:

The Company’s financial position remains strong and its financial flexibility continues to improve.  The recent refinancing of more than 70% of the Company’s $1.1 billion in 9.25% senior unsecured notes allowed it to capitalize on low interest rates and reduce annual interest expense by nearly $45 million ($0.09 per share).  It also created a more even debt maturity schedule and the opportunity to retire debt earlier.  Operating cash flow net of capital expenditures continued to be positive in the quarter while free cash flow was essentially neutral with the funding of nearly $300 million in refinancing and redemption costs in excess of borrowings.  The Company expects fourth quarter capital expenditures to increase by approximately $300 million, reflecting the new rig awards and the recent acquisition, bringing the full year estimate to roughly $1.5 billion.

Summary:

Mr. Petrello noted, “The quarter’s numerous positive developments have bolstered our confidence in the intermediate and longer-term future of our business.  The outlook for Production Services and Canrig remains favorable despite some short-term challenges.  Completion Services is the only element of our business where we do not see a clear path to improved results in 2014.  There is emerging evidence that most of our drilling operations are poised for renewed growth over the next couple of years.  Our international operations appear to have finally emerged from a period of protracted weakness while our North American operations appear to be emerging from their low points.  Meanwhile, we continue to prosecute our initiatives to streamline our business, increase financial flexibility and unlock the inherent value within Nabors’ global businesses, as evidenced by our recent refinancing and asset sales.”

About Nabors

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 552 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 8 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Revenues and other income:
Operating revenues	$1,550,819	$1,729,907	$1,457,966	$4,544,263	$5,272,499
Earnings (losses) from unconsolidated affiliates	(2,628)	(99,527)	1,360	1,627	(302,513)
Investment income (loss)	1,229	7,224	14,821	95,471	32,844
Total revenues and other income	1,549,420	1,637,604	1,474,147	4,641,361	5,002,830

Costs and other deductions:
Direct costs	980,911	1,107,032	972,310	2,948,213	3,353,520
General and administrative expenses	127,943	130,681	131,202	390,023	398,534
Depreciation and amortization	273,444	265,637	266,210	809,019	766,441
Interest expense	56,059	63,776	60,273	176,343	190,068
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	3,266	10,216	9,242	27,245	21,777
Impairments and other charges	242,241	—	—	287,241	147,503
Total costs and other deductions	1,683,864	1,577,342	1,439,237	4,638,084	4,877,843

Income (loss) from continuing operations before income taxes	(134,444)	60,262	34,910	3,277	124,987

Income tax expense (benefit)	(44,684)	(4,977)	6,032	(28,798)	22,121

Subsidiary preferred stock dividend	750	750	750	2,250	2,250

Income (loss) from continuing operations, net of tax	(90,510)	64,489	28,128	29,825	100,616
Income (loss) from discontinued operations, net of tax	(14,430)	12,155	(26,873)	(34,292)	35,888

Net income (loss)	(104,940)	76,644	1,255	(4,467)	136,504
Less: Net (income) loss attributable to noncontrolling interest	(441)	(988)	(5,616)	(6,154)	453
Net income (loss) attributable to Nabors	$(105,381)	$75,656	$(4,361)	$(10,621)	$136,957

Earnings (losses) per share: (1)
Basic from continuing operations	$(.30)	$.22	$.08	$.08	$.35
Basic from discontinued operations	(.05)	.04	(.09)	(.11)	.12
Basic	$(.35)	$.26	$(.01)	$(.03)	$.47

Diluted from continuing operations	$(.30)	$.22	$.08	$.08	$.35
Diluted from discontinued operations	(.05)	.04	(.09)	(.11)	.12
Diluted	$(.35)	$.26	$(.01)	$(.03)	$.47

Weighted-average number of common shares outstanding: (1)
Basic	295,076	290,367	294,747	293,837	289,822
Diluted	295,076	292,501	297,119	296,208	292,290

Adjusted EBITDA (2)	$439,337	$491,472	$355,814	$1,207,654	$1,519,733

Adjusted income (loss) derived from operating activities (3)	$165,893	$225,835	$89,604	$398,635	$753,292

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	June 30,	December 31,
(In thousands, except ratios)	2013	2013	2012

ASSETS
Current assets:
Cash and short-term investments	$491,938	$607,960	$778,204
Accounts receivable, net	1,362,434	1,342,386	1,382,623
Assets held for sale	396,201	351,263	383,857
Other current assets	705,882	591,223	588,173
Total current assets	2,956,455	2,892,832	3,132,857
Long-term investments and other receivables	3,371	3,629	4,269
Property, plant and equipment, net	8,463,804	8,577,586	8,712,088
Goodwill	479,557	487,252	472,326
Investment in unconsolidated affiliates	68,907	68,444	61,690
Other long-term assets	230,022	237,160	272,792
Total assets	$12,202,116	$12,266,903	$12,656,022

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$11,441	$11,445	$364
Other current liabilities	1,113,981	1,168,711	1,132,018
Total current liabilities	1,125,422	1,180,156	1,132,382
Long-term debt	4,036,027	4,071,191	4,379,336
Other long-term liabilities	1,133,886	1,013,083	1,117,999
Total liabilities	6,295,335	6,264,430	6,629,717

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,826,168	5,922,563	5,944,929
Noncontrolling interest	11,425	10,722	12,188
Total equity	5,837,593	5,933,285	5,957,117
Total liabilities and equity	$12,202,116	$12,266,903	$12,656,022

(1)                                 Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2013	2012	2013	2013	2012

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$491,857	$555,784	$467,129	$1,443,759	$1,781,654
Canada	81,397	102,993	64,789	273,053	313,743
International	383,712	329,245	351,421	1,056,649	940,332
Rig Services (1)	131,151	151,625	118,120	383,502	533,934
Subtotal Drilling and Rig Services (2)	1,088,117	1,139,647	1,001,459	3,156,963	3,569,663

Completion and Production Services:
Production Services	246,806	254,827	244,602	742,979	752,466
Completion Services	266,520	381,241	254,016	782,674	1,166,940
Subtotal Completion and Production Services (3)	513,326	636,068	498,618	1,525,653	1,919,406

Other reconciling items (4)	(53,252)	(145,335)	(40,751)	(136,726)	(519,083)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,548,191	$1,630,380	$1,459,326	$4,545,890	$4,969,986

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$204,622	$221,046	$178,799	$568,280	$725,758
Canada	26,232	36,829	18,067	89,830	108,191
International	142,767	113,462	117,491	366,772	310,953
Rig Services (1)	10,567	21,264	2,273	22,174	80,882
Subtotal Drilling and Rig Services (2)	384,188	392,601	316,630	1,047,056	1,225,784

Completion and Production Services:
Production Services	50,904	60,620	48,036	150,058	165,667
Completion Services	39,910	75,868	33,479	120,113	240,557
Subtotal Completion and Production Services (3)	90,814	136,488	81,515	270,171	406,224

Other reconciling items (6)	(35,665)	(37,617)	(42,331)	(109,573)	(112,275)
Total adjusted EBITDA	$439,337	$491,472	$355,814	$1,207,654	$1,519,733

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$92,710	$115,207	$69,813	$240,118	$427,291
Canada	12,244	21,679	3,895	46,657	64,296
International	54,271	30,299	32,481	108,221	67,838
Rig Services (1)	2,357	14,027	(5,383)	(1,739)	58,626
Subtotal Drilling and Rig Services (2)	161,582	181,212	100,806	393,257	618,051

Completion and Production Services:
Production Services	25,909	34,035	23,471	75,394	87,461
Completion Services	13,024	47,218	6,870	37,650	158,222
Subtotal Completion and Production Services (3)	38,933	81,253	30,341	113,044	245,683

Other reconciling items (6)	(34,622)	(36,630)	(41,543)	(107,666)	(110,442)
Total adjusted income (loss) derived from operating activities	$165,893	$225,835	$89,604	$398,635	$753,292

Rig activity:
Rig years: (8)
U.S.	195.5	211.2	195.8	193.7	228.8
Canada	30.0	34.0	17.4	29.1	34.3
International (9)	124.2	119.2	125.2	124.0	119.3
Total rig years	349.7	364.4	338.4	346.8	382.4
Rig hours: (10)
U.S. Production Services	223,504	217,675	224,681	660,483	651,005
Canada Production Services	39,463	43,849	28,802	116,292	136,603
Total rig hours	262,967	261,524	253,483	776,775	787,608

1-3

(1)         Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)         Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($2.9) million, ($.7) million and $1.2 million for the three months ended September 30, 2013 and 2012 and June 30, 2013, respectively, and $1.0 million and ($.7) million for the nine months ended September 30, 2013 and 2012, respectively.

(3)         Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.3 million and $.2 million for the three months ended September 30, 2013 and June 30, 2013, respectively, and $.6 million for the nine months ended September 30, 2013.

(4)         Represents the elimination of inter-segment transactions and earnings (losses), net from our former U.S. unconsolidated oil and gas joint venture, accounted for using the equity method of ($98.8) million for the three months ended September 30, 2012 and ($301.8) million for the nine months ended September 30, 2012.  In December 2012, we sold our equity interest in the oil and gas joint venture.

(5)         Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this Non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)         Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)         Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this Non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)         Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)         International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended September 30, 2013 and 2012 and June 30, 2013, and 2.5 years for the nine months ended September 30, 2013 and 2012.

(10)  Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2013	2012	2013	2013	2012

Adjusted EBITDA	$439,337	$491,472	$355,814	$1,207,654	$1,519,733
Less: Depreciation and amortization	273,444	265,637	266,210	809,019	766,441
Adjusted income (loss) derived from operating activities	165,893	225,835	89,604	398,635	753,292
U.S. oil and gas joint venture earnings (losses)	—	(98,805)	—	—	(301,801)
Interest expense	(56,059)	(63,776)	(60,273)	(176,343)	(190,068)
Investment income (loss)	1,229	7,224	14,821	95,471	32,844
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(3,266)	(10,216)	(9,242)	(27,245)	(21,777)
Impairments and other charges	(242,241)	—	—	(287,241)	(147,503)
Income (loss) from continuing operations before income taxes	$(134,444)	$60,262	$34,910	$3,277	$124,987

1-5

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$(90,510)	$64,489	$28,128	$29,825	$100,616
Less: net (income) loss attributable to noncontrolling interest	(441)	(988)	(5,616)	(6,154)	453
Less: earnings allocated to unvested shareholders	1,411	—	74	671	—
Adjusted income (loss) from continuing operations - basic and diluted	$(89,540)	$63,501	$22,586	$24,342	$101,069
Income (loss) from discontinued operations, net of tax	(14,430)	12,155	(26,873)	(34,292)	35,888
	$(103,970)	$75,656	$(4,287)	$(9,950)	$136,957

Earnings (losses) per share:
Basic from continuing operations	$(.30)	$.22	$.08	$.08	$.35
Basic from discontinued operations	(.05)	.04	(.09)	(.11)	.12
Total Basic	$(.35)	$.26	$(.01)	$(.03)	$.47

Diluted from continuing operations	$(.30)	$.22	$.08	$.08	$.35
Diluted from discontinued operations	(.05)	.04	(.09)	(.11)	.12
Total Diluted	$(.35)	$.26	$(.01)	$(.03)	$.47

Shares (denominator):
Weighted-average number of shares outstanding-basic	295,076	290,367	294,747	293,837	289,822
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	2,134	2,372	2,371	2,468
Weighted-average number of shares outstanding - diluted	295,076	292,501	297,119	296,208	292,290

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 13,965,989 and 15,010,906 shares during the three months ended September 30, 2013 and 2012, respectively; and 11,578,175 shares during the three months ended June 30, 2013; 11,887,169 and 13,934,259 shares during the nine months ended September 30, 2013 and 2012, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

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